Barry L Friedman PC
                                                   Certified  Public  Accountant
                                                               1582 Tulita Drive
                                                         Las Vegas, Nevada 89123

May 08, 2000


Mr. Steve Van Leeuwen
President
Auteo Media, Inc.
22125 17th Ave SE #105
Bothell, WA 98021

Dear Mr. Van Leeuwen:

8-K FILING RE CHANGE OF AUDITOR

Effective immediately I will cease all accounting actions for Auteo Media, Inc., previously Flintrock Financial Services. This letter is to confirm that we agree with the statements made in the from 8-K in replacing me with Grant Thornton as the accountants for the Company.

Very truly yours,


/s/ BARRY L. FRIEDMAN
Barry L Friedman PC